\\4152-0412-7830 v5 Exhibit 107 Calculation of Filing Fee Tables Form S-1 (Form Type) Salarius Pharmaceuticals, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities Security Type Security Class Title Fee Calculation or Carry Forward Rule Amount Registered (1)(2) Proposed Maximum Offering Price Per Unit (3) Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Fees to Be Paid Equity Common Stock, $0.0001 par value per share Other 6,733,334 $1.4700 $9,898,000.98 0.00015310 $1,515.38 Total Offering Amounts $9,898,000.98 0.00015310 $1,515.38 Total Fees Previously Paid — Total Fee Offsets — Net Fee Due $1,515.38 (1) (2) (3) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Salarius Pharmaceuticals, Inc. (the “Registrant”) as may be issued or issuable resulting from stock splits, stock dividends or similar transactions. Includes (i) 6,666,667 shares of Common Stock that are issuable pursuant to a securities purchase agreement, dated December 11, 2024 (the “Purchase Agreement”), by and between the Registrant and C/M Capital Master Fund, LP (“Capital Master”), as Purchase Shares, and (ii) 66,667 shares of Common Stock that are issuable pursuant to Capital Master as consideration for Capital Master’s execution and delivery of the Purchase Agreement, as Commitment Shares. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices for a share of the Registrant’s Common Stock as reported on the Nasdaq Stock Market, LLC on December 12, 2024, which is a date within five business days of the filing of the Registration Statement.